Exhibit 99.1

Company Contact:

Stephen A. Heit,

President

800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES THE DEATH OF DUNNAN D. EDELL, PRESIDENT AND CHIEF EXECUTIVE OFFICER.

East Rutherford, NJ, February 11, 2013: Stanley Kreitman, the Chairman of the Board of CCA Industries, Inc. (NYSE MKT: “CAW”) announced today with great sadness the death of Dunnan D. Edell, the Company’s President and Chief Executive Officer. Dunnan Edell was also a director of the Company. The Board of Directors has asked David Edell, the former Chief Executive Officer and founder of the Company, who retired at the end of 2011, to accept the position of Chief Executive Officer at this time. The Board also has appointed Stephen A. Heit as President of the Company in addition to his responsibilities as Chief Financial Officer. Mr. Heit had previously served as President of AM Cosmetics, a consumer products company, and had experience calling on the same customers of CCA. Drew Edell has been appointed Chief Operating Officer of the Company. Drew Edell has also been appointed by the directors elected by the Class A shareholders as a director of the Company until the next annual meeting of the shareholders. All of the appointments are effective immediately.

“I am very grateful that David Edell has agreed to accept the position of Chief Executive Officer. This is a terrible time for David and his family, and I think it is admirable that despite his overwhelming grief over the sudden loss of his son he has agreed to help the Company out, always keeping in mind the best interests of the shareholders,” said Stanley Kreitman, Chairman of the Board. “We are also grateful that Stephen Heit has accepted the position of President. Steve’s previously experience will provide important continuity with our customers and employees. We have a strong core of staff that will enable CCA to continue during this difficult time. Our thoughts and prayers are with Dunnan’s family, his father David, his brother Drew and their families,” continued Kreitman.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus White” toothpastes and teeth whiteners, “Mega-T” diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Gel Perfect” UV free gel color, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Cherry Vanilla” fragrances, “Solar Sense” sun protection products and “Hair Off” hair removal and depilatory products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.